Exhibit 99.1

Press Release

May 27, 2021

FOR IMMEDIATE RELEASE
For more information contact:
David Nelson, President and Chief Executive Officer (515) 222-2308

WEST BANCORPORATION, INC. ANNOUNCES EXECUTIVE LEADERSHIP TRANSITION

West Des Moines, IA - West Bancorporation, Inc. (Nasdaq: WTBA; the “Company”), parent company of West Bank, today announced that Douglas R. Gulling will be retiring as Executive Vice President and Chief Financial Officer of West Bank effective September 30, 2021, and as Executive Vice President, Treasurer and Chief Financial Officer of the Company effective December 31, 2021. Mr. Gulling will continue employment with the Company during the period from January 1, 2022 through December 31, 2022, in a non-officer role to assist with the transition of his duties, and will report directly to Mr. David Nelson, CEO and President of the Company. Mr. Gulling will continue to serve as a member of the Board of Directors of West Bank and will be appointed to the Company’s Board of Directors as of January 1, 2022.

Jane M. Funk, currently serving as Senior Vice President, Controller and Chief Accounting Officer of the Company, will assume the role of Executive Vice President and Chief Financial Officer of West Bank effective October 1, 2021, and Executive Vice President, Treasurer and Chief Financial Officer of the Company effective January 1, 2022. Ms. Funk will be appointed to the West Bank Board of Directors beginning October 1, 2021. She joined West Bank in 2014 and has served as Controller since 2018 and Chief Accounting Officer since 2019. Ms. Funk spent over 18 years with the public accounting firm RSM US LLP and worked for two financial institutions prior to joining West Bank.

Mr. Nelson said, “We believe our transition plan will allow for a seamless transition from Doug to Jane as the Company’s Chief Financial Officer and reflects the careful succession planning that the Company has undertaken. Doug and Jane have been working closely together for the past couple of years in anticipation of this transition. Jane is strongly qualified and knows our Company well, and I am confident that she will serve the Company effectively in her new position as Chief Financial Officer. I also wish Doug the best in his retirement and thank him for his years of service to the Company.”